EXECUTIVE SEVERANCE COMPENSATION PLAN
          (as amended and restated effective February 13, 1996)


      Section 1. Purpose. Questar Corporation and its affiliated companies (hereinafter collectively referred to as Questar or the Company) consider the establishment and maintenance of a sound and vital management to be essential to protecting and enhancing the best interest of the Company, its shareholders, customers, and other employees. The Executive Severance Compensation Plan (hereinafter referred to as the
Plan) is designed to encourage the officers of the Company and its affiliated companies to continue to dedicate their full attention and energy to their duties as officers without distraction from the potentially disturbing circumstances arising from the possibility of an adversary change in control of Questar.
      Section 2. Term of Plan. This Plan was originally adopted on September 22, 1983, was amended and restated effective January 1, 1986, and was further amended and restated effective February 13, 1996. The Plan as amended shall be automatically extended for one-year periods as of January 1, 1991, unless not later than September 30 of the preceding year, the Company, through its Board of Directors, shall determine that it does not wish to extend the Plan; and provided, further, that the Plan shall continue in effect for a period of 36 months beyond the term provided herein if a "Potential Change in Control of the Company" or a "Change in Control of the Company," as defined in Section 3, shall have occurred during such term.
      Section 3. Definitions. The terms used in this Plan shall have the meanings set forth below:
      a. "Change in Control" shall mean a change in control of a nature that would be required to be reported in response to Item 6(e) of
Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934 (Exchange Act), as amended, provided that a Change in Control shall be deemed to have occurred if (i) any "Acquiring Person" (as that term is used in the Rights Agreement dated February 13, 1996, between the Company and Chemical Mellon Shareholders Services, L.L.C. (Rights Agreement")) is or becomes the beneficial owned (as such term is used in Rule 13d-3 under the Exchange Act) of securities of the Company representing 15 percent or more of the combined voting power of the Company, or (ii) the stockholders of the Company approve (A) a plan of merger or consolidation of the Company (unless, immediately following consummation of such merger or consolidation, the persons who held the Company's voting securities immediately prior to consummation thereof will hold at least a majority of the total voting power of the surviving or new company, or (B) a sale or disposition of all or substantially all assets of the Company, or (C) a plan or liquidation or dissolution of the Company. A "Change in Control" shall also include any event or act that, with the passage of time, would result in a Distribution Date, within the meaning of the Rights Agreement.
      b. "Potential Change in Control of the Company" shall mean (1) the occurrence of an agreement entered into by the Company, the consummation of which would result in the occurrence of a Change in Control of the Company; (2) the public announcement of an interest to take or to consider taking actions that, if consummated, would constitute a Change in Control of the Company; (3) the beneficial ownership, direct or indirect, by any "Acquiring Person" of the securities of the Company representing 10 percent or more of the combined voting power of the Company's then outstanding securities; or
(4) the adoption by the Board of Directors of a resolution to the effect that a potential Change in Control of the Company for purposes of the Plan has occurred.
      c. "Participant" shall mean a person who serves as an officer of the Company and/or its affiliated companies nominated by the Board of Directors to participate in the Plan who assents to the terms of the Plan by signing a copy of the attached agreement.
      d. "Termination of Employment" shall mean a voluntary or involuntary termination of the responsibilities, status, titles, salary, or benefits of the respective Participant's employment.
      e. "Cause" shall mean the willful and continued failure to perform employment duties, after a written demand for substantial performance is made by the Chief Executive Officer of the Successor Entity, or the willful engaging in conduct that is materially injurious to the Successor Entity. No act or failure to act shall be considered "willful" unless done or omitted to be done in bad faith and without a reasonable belief that such action or omission was in the best interests of the Successor Entity.
      f. "Successor Entity" shall mean the entity existing after the date of the Change in Control, regardless of whether such entity is formed through purchase, merger, consolidation or otherwise of or with the Company or the "beneficial owner" of 15 percent or more of the voting power of the Company's outstanding common stock or other securities then convertible into common stock.
      g. "Voluntary Retirement" shall mean termination of employment in accordance with the terms of the Company's qualified Retirement Plan or any retirement arrangement established for the Participant with his consent.
      h. "Disability" shall mean termination of employment that results in payments under the Company's Long-Term Disability Plan.
      Section 4. Participation in the Plan. Participation in this Plan shall be limited to Participants as defined above who accept the terms and conditions of the Plan by signing an agreement in the attached form.
      Participation in the Plan is at the discretion of the Board of Directors of the Company. A Participant may be terminated from the Plan by action taken by the Board of Directors taken before the date of any Potential Change in Control or any Change in Control of the Company (as defined above).
      Participants shall be automatically terminated from the Plan upon death, Disability, Voluntary Retirement, or termination prior to a Potential Change in Control or Change in Control of the Company.
      Section 5.  Employment in Event of Potential Change in Control.
In the event of any Potential Change in Control of the Company, the Participants are obligated to remain or be willing to remain in the employ of the Company or the Successor Entity for a period of six months from the occurrence of such Potential Change in Control of the Company and shall forfeit all benefits specified in this Plan if they voluntarily terminate their employment within this six-month period.
      Section 6. Termination of Employment Following Change in Control. In the event of any Change in Control of the Company (as defined above), a Participant is entitled to receive the compensation and benefits specified in Sections 9 through 14 (subject to the limitation specified in Section 15) upon Termination of Employment, unless such termination occurs as a result of death, Disability, Voluntary Retirement at age 62 or higher, Cause (as defined above), or unless his voluntary termination occurs within the six-month period following a Potential Change in Control of the Company (as defined above).
      Section 7. Notice of Termination of Employment. To terminate employment following a Change in Control of the Company, a Participant shall complete and sign a Notice of Termination, in the form attached to this Plan. When mailed, postage prepaid, or hand-delivered to the Corporate Secretary's office of the Successor Entity at 180 East First South, P.O. Box 45433, Salt Lake City, Utah 84145-0433, this Notice of Termination shall serve notice of the Participant's Termination of Employment and shall constitute an election of the Participant to receive the benefits specified in Sections 9 through 14 herein. The Participant, however, is not entitled to receive such benefits if he has not satisfied the requirements of Section 5 above.
      To terminate the employment of a Participant, the Successor Entity shall notify the Participant, in writing, of the Termination of Employment. Such notice shall be mailed, postage prepaid, to the Participant at the home address shown on Company records and shall include a statement concerning the Participant's right to receive the benefits specified in Sections 9 through 14 herein.
      Termination of Employment shall not occur until proper written notice is given as above provided by the Participant or the Successor Entity. All salary and benefits shall be paid to the Participant until Termination of Employment is effected through the procedures outlined herein. The Participant has an obligation to fulfill all duties as an officer until such time as he has complied with the obligation to serve a Notice of Termination.
      Section 8. Termination of Employment for Cause. The Successor Entity cannot terminate the Participant's employment for Cause unless the Participant has willfully and continuously failed to perform his employment duties after receiving a written demand for substantial performance made by the Chief Executive Officer of the Successor Entity or unless the Participant has willfully engaged in conduct that is materially injurious to the Successor Entity after the Change in Control. For purposes of this Section, no act, or failure to act, by a Participant shall be deemed "willful" unless done, or omitted to be done, by a Participant not in good faith and without reasonable belief that his action or omission was in the best interests of the Successor Entity. The Successor Entity, through its Board of Directors, must notify the Participant in writing that the employment is being terminated for Cause. The Notice of Termination shall include a list of factual findings to sustain the judgment that the Participant's employment has been terminated for Cause. After receiving a Notice of Termination for Cause, the Participant shall have the right to seek arbitration or legal review of the Successor Entity's determination that the employment was terminated for Cause and to continue receiving all salary and benefits in effect prior to receipt of the Notice of Termination until the conclusion of such arbitration or legal review proceedings or the expiration of one year from the date of the receipt of the Notice of Termination, whichever event occurs first.
      In the event that arbitration or legal review proceedings do not uphold the Termination of Employment for Cause, the Participant shall have the right to receive the benefits specified in Sections 9 through 14, but such benefits shall be reduced by the benefits received during the pendency of the arbitration or legal review proceedings.
      Section 9.  Compensation Benefits.
      a. Upon Termination of Employment within one year from the date of a Change in Control, a Participant is entitled to receive a cash payment equal to twice the annual salary at the rate in effect for such Participant immediately prior to the Change in Control. Upon Termination of Employment between one and two years from the date of a Change in Control of the Company, a Participant is entitled to receive a cash payment equal to the annual salary at the rate in effect for such Participant immediately prior to the Change in Control or the rate in effect for such Participant immediately prior to Termination of Employment, whichever is higher. Upon Termination of Employment between two and three years from the date of a Change in Control of the Company, a Participant is entitled to receive a cash payment equal to one-half of such Participant's annual salary at the rate in effect for such Participant immediately prior to the Change in Control or the rate in effect for such Participant immediately prior to Termination of Employment, whichever is higher. Any participant who terminates his employment at any time after the date of a Change in Control of the Company is also entitled to receive the amounts previously awarded or allocated to him or earned by him under the or any other compensation plan then in effect. Any benefits payable hereunder shall be payable, at the choice of the Participant, in a single lump-sum payment within ten days of Termination of Employment or in twelve monthly installments payable on the first day of the month following the Termination of Employment.
      b. Any participant who terminates his employment at any time after the date of a Change in Control of the Company is entitled to receive a bonus payment under the Annual Management Incentive Plan
(AMIP) for the year in which he terminated his employment. The amount of his bonus payment shall be equal to the amount he would have received had he been an employee throughout such year. The full amount of this bonus payment shall be payable in a single lump-sum payment within 60 days after the end of the year in which his employment terminated.
      Section 10. Deferred Compensation Benefits. Any participant who terminates his employment at any time after the date of a Change in Control of the Company is also entitled to receive the amounts previously deferred by him under the Company's AMIP, Deferred Compensation Plan for Directors, Deferred Compensation Plan, Deferred Share Plan, and other deferred compensation plans then in effect.
      Notwithstanding any other provisions of such plans, a participant may elect to have his account balances distributed to him within 60 days following the date upon which the Company obtained knowledge of a Change in Control of the Company.
      Section 11.  Supplemental Retirement Benefits.
      a. Upon Termination of Employment within three years from the date of a Change in Control, a Participant who has a vested right under the Company's Retirement Plan shall be entitled to receive a supplemental retirement benefit equal to the difference between the amount payable to him under the terms of the Company's Retirement Plan and the amount that would have been payable to him had he been credited with additional years of service under the Company's Retirement Plan commensurate with the compensation received hereunder, e.g., two years of service for a payment equal to two years' salary. Benefits payable hereunder shall also be calculated using the Participant's annual compensation (as that term is defined in the Company's Retirement Plan) for the last full year prior to the Termination of Employment as his compensation for the additional years of service credited to the Participant under the terms of this provision. Upon Termination of Employment within three years from the date of a Change in Control, a Participant who does not have a vested right under the Company's Retirement Plan at the time of such Termination of Employment shall be entitled to receive a supplemental retirement benefit equal to the amount that would have been payable to him under the terms of the Company's Retirement Plan had he become vested under the terms of such Retirement Plan if he had continued in the Company's employment for the period of time commensurate with the compensation received hereunder, e.g., two years of service for a payment equal to two years' salary.
      b. Upon Termination of Employment within three years from the date of a Change in Control, a Participant who is entitled to receive supplemental retirement benefits under the terms of the Company's Supplemental Executive Retirement Plan (SERP) or Equalization Benefit Plan (EBP) shall be entitled to receive such benefits. Benefits payable under the Company's SERP or EBP shall be calculated using the Participant's annual compensation (as that term is defined in the Company's SERP or EBP) for the last full year prior to the Termination of Employment as his compensation for the additional years of service credited to the Participant under the terms of this provision.
      d. Any Participant who is a Nominee in the Company's Executive Incentive Retirement Plan (EIRP) and who has satisfied the eligibility requirements contained in the EIRP at the date of a Change in Control of the Company shall have the right to receive the retirement benefits specified in the EIRP at the time he becomes eligible to receive benefits to which he has a vested right under the Company's Retirement Plan or at the time that he would have become eligible to receive such benefits had he been vested at the time of this Termination of Employment. The Participant's surviving spouse and dependent children shall also have the right to receive the family protection benefits specified in the EIRP.
      Section 12. Special Lump-Sum Provision. Upon Termination of Employment, a Participant shall receive a single-installment, lump-sum payment of supplemental retirement benefits under the EIRP, SERP or EBP. The present value of such benefits shall be calculated using a standard mortality table referred to as the "83 Group Annuity Mortality Table" and 80 percent of the six-month average rate for the 30-year Treasury bonds (using the six-month period ending as of the date of the Participant's Termination of Employment).
      Section 13. Stock Options and Restricted Stock. Upon a Change in Control, all stock options and stock appreciation rights granted under the Company's Stock Option Plan and Long-Term Stock Incentive Plan and their successors shall vest. A Participant shall have 60 days following the Change in Control to exercise any vested stock options and stock appreciation rights, notwithstanding a Termination of Employment. Upon a Change in Control, all shares of restricted stock granted as partial payment of earned bonuses under the AMIP or other incentive compensation plans adopted by the Company shall immediately vest free of restrictions.
      Section 14. Miscellaneous Benefits. Upon termination of Employment at any period of time within three years from the date of a Change in Control of the Company, a Participant shall receive (for himself and his family), at the sole expense of the Successor Entity, life, disability, accident and health insurance benefits substantially similar to those received prior to Termination of Employment, for a period of six months following Termination of Employment, unless within such period the Participant chooses to take Voluntary Retirement, in which event the Participant will be entitled to receive the same benefits as any eligible employee choosing to retire.
      Section 15. Limitation on Benefits. The benefits payable under the term of the Plan (excluding any benefits earned prior to the Termination of Employment) (collectively referred to as the Severance Payments) shall not exceed the level of payments that can be deductible under Section 280G of the Internal Revenue Code (the Code). To the extent that the Severance Payments exceed the level of payments that can be deductible under Section 280G of the Code, they shall be reduced only to the extent necessary that the Severance Payments shall constitute reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code. For purposes of this limitation, no portion of the Severance Payments shall be taken into account that, in the opinion of tax counsel selected by the Successor Entity and acceptable to the Participant, does not constitute a "parachute payment" within the meaning of Section 280G(b)(2) of the Code. For purposes of this limitation, the value of any non-cash benefit or any deferred payment or benefit included in the Severance Payments shall be determined by the Successor Entity's independent auditors in accordance with the principles of Sections 280G(d)(3) and
(4) of the Code.
      Section 16. Binding Agreement. Any and all agreements entered pursuant to this Plan with individual officers of the Company shall be binding upon any Successor Entity as defined above. The Company will require any Successor Entity to expressly assume and agree to perform such agreements. Failure of the Company to obtain such assumption and agreement prior to the effective date of control by the Successor Entity shall be a breach of the agreement entered into pursuant to the terms of the Plan and shall entitle Participants to receive compensation from the Company in the same amount and on the same terms as they would otherwise be entitled to receive, except that the day prior to the date upon which the Successor Entity obtains control shall be deemed the date of Termination of Employment.
      Section 17.  Miscellaneous.
      a. No provisions outlined in this Plan and the separate agreements entered into pursuant to such Plan may be modified, waived, or discharged after the date of a Potential Change in Control or a Change in Control unless such waiver, modification, or discharge is agreed to in writing by the Participant. No waiver by either a Participant or Successor Entity at any time or any breach of any condition or provision of this Plan or the separate agreements entered into pursuant to this Plan shall be deemed a waiver of similar or dissimilar provisions or conditions at the time or at any prior or subsequent time.
      b. The validity, interpretation, construction and performance of this Plan and the separate agreements entered into pursuant to such Plan shall be governed by the laws of the State of Utah.
      c. The invalidity or unenforceability of any provision of this Plan and the separate agreements entered pursuant to such Plan shall not affect the validity or enforceability of any other provision of the Plan and the separate agreements, which shall remain in full force and effect.
      d. The Participants are entitled to receive the benefits specified in Sections 9 through 14 of this Plan in accordance with the terms of the Plan. Such benefits are not to be construed as "damages." The Participants have no obligation to accept employment with the Successor Entity or any other employer in an effort to minimize the benefits specified herein; provided, however, that the Participant is obligated to work for the six-month period specified in Section 5 above even if the six-month period extends past the date of the Change in Control of the Company.
      e. The Successor Entity shall be obligated to pay the legal fees and expenses incurred by any Participant reasonably expended to obtain or enforce any right or benefit provided by this Plan and the individual agreements executed pursuant to such Plan.
      Section 18. Amendment or Termination of Plan. This Plan and the individual agreements entered into pursuant to this Plan may be amended or terminated by action of the Company's Board of Directors taken prior to a Potential Change in Control or Change in Control of the Company, as defined above; provided, however, that the Board of Directors cannot terminate this Plan prior to the expiration of the primary term specified in Section 2.